ASB Holding COmpany

                           884,000 to 1,196,000 Shares
                    (as may be increased to 1,375,400 shares)


                                  Common Stock
                           ($0.10 Par Value Per Share)

                        Purchase Price: $10.00 Per Share




                             SALES AGENCY AGREEMENT


                          ----------------------------

____________, 2003

Milestone Advisors, LLC
750 Seventeenth Street, NW, Suite 1050
Washington, D.C. 20006

Ladies and Gentlemen:

         American Savings, MHC, a federal mutual holding company (the "MHC"), ASB Holding Company, a federally-chartered corporation (the "Company"), and American Savings Bank of NJ, a federally-chartered stock savings bank (the "Bank"), hereby confirm, as of __________, 2003, their respective agreements with Milestone Advisors, LLC, together with its successors and assigns as contemplated in Section 13 hereof (collectively, "Milestone"), a broker-dealer registered with the Securities and Exchange Commission (the "Commission") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), as follows:

         1. Introduction. The Company is offering shares of its common stock, $0.10 par value per share ("Common Stock"), pursuant to nontransferable subscription rights in a subscription offering ("Subscription Offering") to certain depositors of the Bank and to the Company's tax-qualified employee stock benefit plans. Any shares of the Common Stock not sold in the Subscription Offering may be offered to the general public in a Community Offering ("Community Offering"), with preference given to natural persons who are residents of Essex County, New Jersey (the Subscription Offering and the
Community Offering are sometimes referred to collectively as the "Subscription and Community Offering," or the "Offerings" or the "Offering"), subject to the right of the Company and the Bank, in their absolute discretion, to reject orders in the Community Offering in whole or in part. In the Subscription Offering (and the Community Offering, if applicable), the Company is offering between 884,000 and 1,196,000 shares of Common Stock ("Shares"), with the possibility of offering up to 1,375,400 shares without a resolicitation of subscribers, as contemplated by Parts 563b and 575 of Title 12 of the Code of Federal Regulations. No person may purchase more than 20,000 shares of Common Stock and no person or entity, together with associates of and persons acting in concert with such person or other entity, may purchase more than 40,000 shares of Common Stock.

         Milestone has advised the Company that it will utilize its best efforts to assist the Company with the sale of the Shares in the Offerings. The
Prospectus dated ____________, 2003 (as hereinafter defined), and all supplements thereto, if any, to be used in the Offerings have been delivered to Milestone (or if after the date of this Agreement, will be promptly delivered to Milestone). Such prospectus contains information with respect to the Company, the Bank, the MHC and the Shares.

     2.  Representations and Warranties.

(a) The Company, the Bank and the MHC jointly and severally represent and warrant to Milestone that:

(i)  The  Company  has  filed  with the  Commission  a  registration  statement, including exhibits and one or more pre-effective amendments thereto, on Form SB-2 (No. 333-105476), including a prospectus relating to the Offerings, for the registration of the Shares under the Securities Act of 1933, as amended ("Act"). Such registration statement and any post-effective amendment thereto has become effective under the Act and no stop order has been issued with respect thereto and no proceedings for that purpose have been initiated or, to the Company's best knowledge, threatened by the Commission. Except as the context may otherwise require, such registration statement, as amended or supplemented, on file with the Commission at the time the registration statement became effective, including the prospectus, financial statements, schedules, exhibits and all other documents filed as part thereof, as amended and supplemented, is herein called the "Registration Statement," and the prospectus, as amended or supplemented, on file with the Commission at the time the Registration Statement became effective is herein called the "Prospectus," except that if the prospectus filed by the Company with the Commission pursuant to Rule 424(b) of the general rules and regulations of the Commission under the Act ("SEC Regulations") differs from the form of prospectus on file at the time the Registration Statement became effective, the term "Prospectus" shall refer to the Rule 424(b) prospectus from and after the time it is filed with the Commission and shall include any amendments or supplements thereto from and after their dates of effectiveness or use, respectively. If any
     Shares remain unsubscribed following completion of the Subscription Offering and the Community Offering, if any, the Company (i) will, if required by SEC Regulations, promptly file with the Commission a post-effective amendment to such Registration Statement relating to the results of the Subscription Offering and the Community Offering, if any, any additional information with respect to the proposed plan of distribution and any revised pricing information or (ii) if no such post-effective amendment is required, will file with the Commission a prospectus or prospectus supplement containing information relating to the results of the Subscription and the Community Offerings and pricing information pursuant to Rule 424(c) of the SEC Regulations, in either case in a form reasonably acceptable to the Company and Milestone.

(ii) At the date of the Prospectus and at all times subsequent thereto through and including the Closing Date (as hereinafter defined) (i) the Registration Statement and the Prospectus complied and will comply as to form in all material respects with the Act and the SEC Regulations, (ii) the Registration Statement did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and
     (iii) the Prospectus (as amended or supplemented, if amended or supplemented) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Representations or warranties in this subsection shall not apply to statements or omissions made in reliance upon and in conformity with written information about Milestone furnished to the Company or the Bank by or on behalf of Milestone expressly for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information provided by Milestone is that described as such in the section captioned "The Stock Offering - Plan of Distribution/Marketing Arrangements."

(iii)The Company is duly incorporated and validly existing as a corporation under the laws of the United States, the Bank is currently organized as a stock savings bank under the laws of the United States and the MHC is duly organized as a federal mutual holding company under the laws of the United States, and each of them at the Closing Date will be validly existing and in good standing under the laws of the jurisdiction of its organization with full power and authority to own and operate its properties and conduct its business as described in the Prospectus; the Bank is a member of the Federal Home Loan Bank of New York and the deposit accounts of the Bank are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits. None of the Company, the MHC or the Bank is or will be required to be qualified to do business as a foreign corporation in any jurisdiction where non-qualification would have a material adverse effect on the Company, the Bank or the MHC, considered as one enterprise. The Bank does not own equity securities of or an equity interest in any business enterprise, except as described in the Prospectus.

(iv) The Bank has good and marketable title to all assets material to its businesses and to those assets described in the Prospectus as owned by it, free and clear of all liens, charges, encumbrances or restrictions, except as described in the Prospectus and except as would not in the aggregate have a material adverse effect on the Bank; and all of the leases and subleases material to the operations or financial condition of the Bank, under which it holds properties, including those described in the Prospectus, are in full force and effect as described therein.

(v) The Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, all such licenses, permits and other governmental authorizations are in full force and effect and the Bank is in all material respects complying therewith, except, in each case, where the failure to hold or comply with such licenses, permits or governmental authorizations, individually or in the aggregate, would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise; and neither the Company, the Bank nor the MHC has received any notice of proceedings relating to the revocation or material modification of any such licenses, permits or authorizations.

(vi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of the Company, the Bank and the MHC, and this Agreement has been validly executed and delivered by, and is a valid and binding obligation of, each of the Company, the Bank and the MHC, enforceable in accordance with its terms (except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of depository institutions whose accounts are insured by the FDIC and of savings and loan holding companies the accounts of whose subsidiary are insured by the FDIC or by (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy or pursuant to
     Section 23A of the Federal Reserve Act, 12 U.S.C. Section 371c ("Section 23A")).

(vii)Except as described in the Prospectus, there is no litigation or governmental proceeding pending or, to the knowledge of the Company, the Bank or the MHC, threatened against or involving the Company, the Bank, the MHC, or any of their respective assets which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, assets or properties of the Company, the Bank and the MHC, or would prevent or impair the consummation of the transactions contemplated by this Agreement, or which are required to be described in the Registration Statement or the Prospectus.

(viii) Each of the Company, the Bank and the MHC has all such corporate power, authority, authorizations, approvals and orders as may be required to enter into this Agreement and to carry out the provisions and conditions hereof, and except as may be required under the "blue sky" laws of various jurisdictions, and in the case of the Company, as of the Closing Date, will have such approvals and orders to issue and sell the Shares to be sold by the Company as provided herein.

(ix) None of the Company, the Bank or the MHC are in violation of any rule or regulation of the Office of Thrift Supervision, or the FDIC, or any insurance regulator that could reasonably be expected to result in any enforcement action against the Company, the Bank or the MHC or their officers or directors that would have a material adverse effect on the condition (financial or otherwise), results of operations, businesses, assets or properties of the Company, the Bank and the MHC, considered as one enterprise.

(x) The consolidated financial statements and the related notes or schedules which are included in the Registration Statement and are part of the Prospectus fairly present the balances sheets, related statements of income, changes in capital accounts and cash flows of the Company and the Bank at the respective dates thereof and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of the SEC Regulations and the applicable accounting regulations of the Office of Thrift Supervision. Such financial statements and the related notes have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States consistently applied throughout the periods involved, except as disclosed in the notes to such financial statements, and such financial statements are in all material respects consistent with financial statements and other reports filed by the Bank with supervisory and regulatory authorities except as such GAAP may otherwise require. The financial tables and summary financial data included in the Registration Statement and Prospectus present fairly the information purported to be shown thereby at the respective dates thereof and for the respective periods therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement and Prospectus.

(xi) There has been no material adverse change in the financial condition, results of operations or business, including assets and properties, of the Company, the Bank and the MHC, considered as one enterprise, since the latest date as of which such condition is set forth in the Prospectus, except as set forth therein; and the capitalization, assets, properties and business of each of the Company, the Bank and the MHC conform in all material respects to the descriptions thereof contained in the Prospectus. None of the Company, the Bank or the MHC has any material liabilities of any kind, contingent or otherwise, except as set forth in the Prospectus.

(xii)There has been no breach or default (or the occurrence of any event which, with notice or lapse of time or both, would constitute a default) under, or creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank or the MHC pursuant to any of the terms, provisions or conditions of, any agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank or the MHC is a party or by which any of them or any of their respective assets or properties may be bound or is subject, or violation of any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree, which breach, default, encumbrance or violation would have a material adverse effect on the condition
     (financial or otherwise), results of operations, businesses, assets or properties of the Company, the Bank and the MHC, considered as one enterprise, all agreements which are material to the financial condition, results of operations or business, assets or properties of the Company, the Bank and the MHC, considered as one enterprise, are in full force and effect, and no party to any such agreement has instituted or, to the best knowledge of the Company, the Bank or the MHC, threatened any action or proceeding wherein the Company, the Bank or the MHC is alleged to be in default thereunder.

(xiii) Neither the Bank, the Company nor the MHC is in violation of their respective charters or bylaws. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Bank and the MHC do not conflict with or result in a breach of the respective charters or bylaws of the Company, the Bank or the MHC, or constitute a material breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration contained in, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank or the MHC pursuant to any of the terms, provisions or conditions of, any material agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank or the MHC is a party or violate any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree, which such breach, default, encumbrance or violation would have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise.

(xiv)Subsequent to the respective dates as of which information is given in the Registration Statement and Prospectus and prior to the Closing Date, except as otherwise may be indicated or contemplated therein, none of the Company, the Bank or the MHC have issued any securities which will remain issued and outstanding at the Closing Date or incurred any liabilities or obligations, direct or contingent, or borrowed money, except liabilities, obligations or borrowings in the ordinary course of business, or entered into any other transaction not in the ordinary course of business and consistent with prior ,practices, which are not material in light of the business of the Company, the Bank and the MHC, considered as one enterprise.

(xv) The authorized, issued and outstanding equity capital of the Company is within the range set forth in the Prospectus under the caption "Capitalization"; the issuance and the sale of the Shares have been duly authorized by all necessary corporate action of the Company, the MHC, and the Bank and approved by the Office of Thrift Supervision and will be validly issued, fully paid and nonassessable and shall conform to the description thereof contained in. the Prospectus; the issuance of the Shares is not subject to preemptive rights, except as set forth in the Prospectus; and good title to the

     Shares will be transferred by the Company to the purchasers thereof upon issuance thereof against payment therefor, free and clear of all claims, encumbrances, security interests and liens of the Company whatsoever. The certificates representing the Shares will conform in all material respects with the requirements of applicable laws and regulations.

(xvi)No approval of any regulatory or supervisory or other public authority is required of the Company, the Bank or the MHC in connection with the execution and delivery of this Agreement or the issuance of the Shares, except: (a) the declaration of effectiveness of any required post-effective amendment of the Registration Statement by the Commission and approval thereof by the Office of Thrift Supervision; and (b) as may be required under the "blue sky" laws of various jurisdictions.

(xvii) All contracts, agreements and other documents of a character described in
     Item 601 of Regulation S-B of the SEC Regulations which are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, have been filed with the Commission.

(xviii) The Bank's financial statements as of March 31, 2003 and for the two years ended December 31, 2002 included in this Prospectus, have been audited by Crowe Chizek and Company LLC. Crowe Chizek and Company LLC are independent public accountants with respect to the Company within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants and such accountants are, with respect to the Company, independent certified public accountants as required by the Act and the SEC Regulations.

(xix)For the past five years (or since formation, as applicable), the Company, the Bank and the MHC have timely (including any permissible extensions) filed all required federal, state and local tax returns, and no deficiency has been asserted with respect to such returns by any taxing authorities, and the Bank has paid all taxes that have become due and, to the best of its knowledge, has made adequate reserves for known future tax liabilities, except where any failure to make such filings, payments and reserves, or the assertion of such a deficiency, would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise.

(xx) All of the loans represented as assets of the Bank on the most recent statement of financial condition of the Bank included in the Prospectus meet or are exempt from all requirements of federal, state or local law pertaining to lending, including without limitation truth in lending (including the requirements of Regulation Z, 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise.

(xxi)To the best knowledge of the Company, the Bank and the MHC, the records of account holders, depositors and other members of the Bank delivered to Milestone by the Bank for use during the Offerings are reliable and accurate in all material respects.

(xxii) To the best knowledge of the Company, the Bank and the MHC, none of the Company, the Bank or the MHC, nor the employees of the Company, the Bank or the MHC, have made any payment of funds of the Company, the Bank or the MHC, prohibited by law, and no funds of the Company, the Bank or the MHC have been set aside to be used for any payment prohibited by law.

(xxiii) To the best knowledge of the Company, the Bank or the MHC, the Company, the Bank and the MHC are in compliance with all laws, rules and regulations relating to the discharge, storage, handling and disposal of hazardous or toxic substances, pollutants or contaminants and none of the Company, the Bank or the MHC believes that the Company, the Bank or the MHC are subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar law, except for violations which, if asserted, would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise. There are no actions, suits, regulatory investigations or other proceedings pending or, to the best knowledge of the Company, the Bank and the MHC, threatened against the Company, the Bank or the MHC, relating to the discharge, storage, handling and disposal of hazardous or toxic substances, pollutants or contaminants. To the best knowledge of the Company, the Bank and the MHC, no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has been caused by the Company, the Bank or the MHC or, to the best knowledge of the Company, the Bank and the MHC, has occurred on, in or at any of the facilities or properties of the Company, the Bank or the MHC, except such disposal, release or discharge which would not have a material adverse effect on the Company, the Bank or the MHC, considered as one enterprise.

(xxiv) No labor dispute with the employees of the Company, the Bank or the MHC exists, or, to the knowledge of the Company, the Bank or the MHC, has been threatened which may reasonably be expected to result in a material adverse effect on the Company, the Bank or the MHC, considered as one enterprise;

(xxv)The Company, the Bank and the MHC are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company, the Bank nor the MHC has been refused any insurance coverage sought or applied for; and neither the Company, the Bank nor the MHC have reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its respective business at a cost that would not have a material adverse effect on the Company, the Bank or the MHC, considered as one enterprise;

(xxvi) The Company, the Bank and the MHC make and keep materially accurate books and records reflecting their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (1) transactions are executed in accordance with management's general or specific authorizations; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for the Company's, the Bank's and the MHC's assets; (3) access to assets is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(xxvii) For purposes of Milestone's obligation to file certain documents and to make certain representations to the National Association of Securities Dealers ("NASD") in connection with the Offerings, the Company and the Bank warrant that: (a) neither the Company nor the Bank has privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Company or the Bank and any NASD member or any person related to or associated with any such member;
     (c) none of the officers or directors of the Company or the Bank have any affiliation with the NASD, (d) except as contemplated by the engagement letter with Milestone, neither the Company nor the Bank has any financial or management consulting contracts outstanding with any other person; and
     (e) there has been no intermediary between Milestone and the Company or the Bank in connection with the public offering of the Company's Shares, and no person is being compensated in any manner for providing such service.

(xxviii) The activities of the Company, the Bank and the MHC as described in the Prospectus comply, in all material respects, with applicable federal and state law.

(b) Milestone represents and warrants to the Company, the Bank and the MHC that:

(i) Milestone is registered as a broker-dealer with the Commission and a member of the NASD, and is in good standing with the Commission and the NASD.

(ii) Milestone is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to provide the services to be furnished to the Company, the Bank and the MHC hereunder.

(iii)The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Milestone, and this Agreement is a legal, valid and binding obligation of Milestone, enforceable in accordance with its terms (except as the enforceability thereof may be limited by (1) bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of registered broker-dealers accounts of whom may be protected by the Securities Investor Protection Corporation or by (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy or pursuant to Section 23A).

(iv) Milestone, and to Milestone's best knowledge, its employees, agents and representatives who shall perform any of the services required hereunder to be performed by Milestone, shall be duly authorized and shall have all licenses, approvals and permits necessary to perform such services, and Milestone is a registered selling agent in the jurisdictions listed in Exhibit A hereto and will remain registered in such jurisdictions in which the Company is relying on such registration for the sale of the Shares, until the Offerings are consummated or terminated.

(v) The execution and delivery of this Agreement by Milestone, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated hereby shall not violate or conflict with the corporate charter or bylaws of Milestone or violate, conflict with or constitute a breach of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, any material agreement, indenture or other instrument by which Milestone is bound or under any governmental license or permit or any law, administrative regulation, authorization, approval or order or court decree, injunction or order, except for such violations, conflicts, breaches or defaults that would not have an effect on Milestone's ability to perform its obligations under this Agreement.

(vi) All funds received by Milestone to purchase the Common Stock will be handled in accordance with Rule 15c2-4 under the Securities Exchange Act of 1934, as amended ("Exchange Act").

(vii)There is not now pending or, to Milestone's best knowledge, threatened against Milestone any action or proceeding before the Commission, the NASD, any state securities commission or any state or federal court concerning Milestone's activities as a broker-dealer.

         3. Employment of Milestone, Sale and Delivery of the Shares. On the basis of the representations and warranties herein contained, but subject to the terms and conditions herein set forth, the Company, the Bank and the MHC hereby employ Milestone as their agent to utilize its best efforts in assisting the Company with the sale of the Shares by the Company in the Offerings. Milestone will assist the Company and the Bank in the Offerings by acting in the capacity and performing the services as described in the engagement letter dated February 10, 2003. The employment of Milestone hereunder shall terminate forty-five (45) days after the Offerings close, unless the Company and the Bank, with the approval of the Office of Thrift Supervision, are permitted to extend such period of time.

         If the Company is unable to sell a minimum of 884,000 Shares of Common Stock (or such lesser amount as the Office of Thrift Supervision may permit) within the period herein provided, this Agreement shall terminate, and the Company and the Bank shall refund promptly to any person who has subscribed for any of the Shares, the full amount which it may have received from them, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other party hereunder, except as set forth in Sections 6, 8(a), 8(d) and 9 hereof. Appropriate arrangements for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for were made prior to the commencement of the Offerings, with provision for prompt refund to the purchasers as set forth above, or for delivery to the Company if all Shares are sold.

         The Company agrees to issue or have issued such Shares and to release for delivery certificates to subscribers thereof for such Shares on the Closing Date against payment to the Company by any means authorized pursuant to the Prospectus, at the principal office of the Company or at such other place as shall be agreed upon between the parties hereto. The date upon which Milestone is paid the compensation due hereunder is herein called the "Closing Date."

         Milestone agrees either (a) upon receipt of an executed order form of a subscriber to forward the aggregate offering price of the Shares of Common Stock ordered on or before twelve noon on the next business day following receipt or execution of an order form by Milestone to the Bank for deposit in a segregated account or (b) to solicit indications of interest in which event (i) Milestone will subsequently contact any potential subscriber indicating interest to confirm the interest and give instructions to execute and return an order form or to receive authorization to execute the order form on the subscriber's behalf, (ii) Milestone will mail acknowledgments of receipt of orders to each subscriber confirming interest on the business day following such confirmation;
(iii) Milestone will debit accounts of such subscribers on the third business day ("debit date") following receipt of the confirmation referred to in (i); and
(iv) Milestone will forward completed order forms together with such funds to the Bank on or before twelve noon on the next business day following the debit date for deposit in a segregated account. Milestone acknowledges that if the procedure in (b) is adopted, subscribers' funds are not required to be in their accounts until the debit date.

         In addition to the expenses specified in Section 6 hereof, Milestone shall receive the following compensation for its services hereunder and reimbursement of expenses:

(1) a non-refundable management fee of twenty-five thousand dollars ($25,000), one-half of which was paid on February 11, 2003 and one-half of which was paid upon receipt of regulatory approval of the Plan of Conversion and Plan of

     Reorganization on ____________, 2003 and (ii) a success fee equal to $75,000 for shares of Common Stock sold in the Offering, regardless of the number of shares sold. The success fee is to be payable in next-day funds to Milestone on the Closing Date. Milestone acknowledges receipt of the $25,000 management fee.

(2) Milestone shall be reimbursed for all out-of-pocket expenses (including the legal fees and expenses of Milestone's counsel) incurred, not to exceed $32,500, whether or not the Offering is successfully completed, unless the Bank agrees to a greater amount. Milestone will submit invoices for expense reimbursement periodically throughout the Offering, and full payment of any reimbursable expenses shall be made in next-day funds to Milestone on the Closing Date, or if the Offering is not completed and is terminated for any reason, with ten business days of receipt by the Bank or the Company of a written request from Milestone for reimbursement of expenses.

         The Company shall pay any stock issue and transfer taxes which may be payable with respect to the sale of the Shares. The Company, the Bank and the MHC shall also pay all expenses of the Offerings incurred by them or on their prior approval including but not limited to their attorneys' fees, NASD filing fees, filing and registration fees, and attorneys' fees relating to any required state securities laws filings, telephone charges, air freight, rental equipment, supplies, conversion agent charges, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the Offering.

         4. Offering. Subject to the provisions of Section 7 hereof, Milestone is assisting the Company on a best efforts basis in offering a minimum of 884,000 and a maximum of 1,196,000 shares, with the possibility of offering up to 1,375,400 shares (except as the Office of Thrift Supervision may permit such amount to be decreased or increased) in the Offerings. The Shares are to be offered to the public at the price per share set forth on the cover page of the Prospectus.

         5. Further Agreements. The Company and the Bank jointly and severally covenant and agree that:

(a) The Company shall deliver to Milestone, from time to time, such number of copies of the Prospectus as Milestone reasonably may request. The Company authorizes Milestone to use the Prospectus in any lawful manner in connection with the offer and sale of the Shares.

(b) The Company will notify Milestone or its counsel immediately upon discovery, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement becomes effective or any supplement to the Prospectus has been filed, (ii) of the issuance by the Commission of any stop order relating to the Registration Statement or of the initiation or the threat of any proceedings for that purpose, (iii) of the receipt of any notice with respect to the suspension of the qualification of the Shares for offering or sale in any jurisdiction, and (iv) of the receipt of any comments from the staff of the Commission relating to the Registration Statement. If the Commission enters a stop order relating to the Registration Statement at any time, the Company will make every reasonable effort to obtain the lifting of such order at the earliest possible time.

(c) During the time when the Prospectus is required to be delivered under the Act, the Company will comply in all material respects with all requirements imposed upon it by the Act, as now in effect and hereafter amended, and by the SEC Regulations and the OTS Regulations, as from time to time in force, so far as necessary to permit the continuance of offers and sales of or dealings in the Shares in accordance with the provisions hereof and the Prospectus. If, during the period when the Prospectus is required to be delivered in connection with the offer and sale of the Shares, any event relating to or affecting the Company, the Bank or the MHC shall occur as a result of which it is necessary, in the reasonable opinion of counsel for Milestone, with concurrence of counsel of the Company, to amend or supplement the Prospectus in order to make the Prospectus not false or misleading as to a material fact in light of the circumstances existing at the time it is delivered to a purchaser of the Shares, the Company shall prepare and furnish to Milestone promptly a reasonable number of copies of an amendment or amendments or of a supplement or supplements to the Prospectus (in form and substance satisfactory to counsel for Milestone) which shall amend or supplement the Prospectus so that, as amended or supplemented, the Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser of the Shares, not misleading. The Company will not file or use any amendment or supplement to the Registration Statement or the Prospectus of which Milestone has not first been furnished a copy or to which Milestone shall reasonably object after having been furnished such copy. For the purposes of this subsection the Company and the Bank shall furnish such information with respect to themselves as Milestone from time to time may reasonably request.

(d) The Company has taken or will take all necessary action as may be required to qualify or register the Shares for offer and sale by the Company under the securities or blue sky laws of such jurisdictions as Milestone and either the Company or its counsel may agree upon; provided, however, that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such jurisdiction. In each jurisdiction where such qualification or registration shall be effected, the Company, unless Milestone agrees that such action is not necessary or advisable in connection with the distribution of the Shares, shall file and make such statements or reports as are, or reasonably may be, required by the laws of such jurisdiction.

(e)  The Company will file a  registration  statement for the Common Stock under
     Section 12(g) of the Exchange Act prior to completion of the Offerings and shall request that such registration statement be effective upon completion of the Offering. The Company shall maintain the effectiveness of such registration for a minimum period of three years or for such shorter period as may be required by applicable law.

(f) The Company will make generally available to its security holders as soon as practicable, but not later than 90 days after the close of the period covered thereby, an earnings statement (in form complying with the provisions of Rule 158 of the SEC

     Regulations) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter next following the effective date (as defined in said Rule 158) of the Registration Statement.

(g) For a period of three (3) years from the date of this Agreement (unless the Common Stock shall have been deregistered under the Exchange Act), the Company will furnish to Milestone, upon request and as soon as publicly available after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to Milestone (i) as soon as publicly available, a copy of each report or definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other public information concerning the Company as Milestone may reasonably request.

(h) The Company and the Bank shall use the net proceeds from the sale of the Shares consistently with the manner set forth in the Prospectus.

(i) The Company shall not deliver the Shares until each and every condition set forth in Section 7 hereof has been satisfied, unless such condition is waived in writing by Milestone.

(j) The Company shall advise Milestone, if necessary, as to the allocation of deposits in connection with subscription rights priorities for the Shares in the event of an oversubscription and shall provide Milestone final instructions as to the allocation of the Shares ("Allocation Instructions") and such information shall be accurate and reliable. Milestone shall be entitled to rely on such instructions and shall have no liability in respect of its reliance thereon, including without limitation, no liability for or related to any denial or grant of a subscription in whole or in part, except for such liability contemplated under Section 8(b) of this Agreement.

(k) The Company and the Bank will take such actions and furnish such information as are reasonably requested by Milestone in order for Milestone to ensure compliance with the NASD's "Interpretation Relating to Free-Riding and Withholding."

         6. Payment of Expenses. Whether or not the Offering is consummated, the Company and the Bank shall pay or reimburse Milestone for allocable expenses incurred by Milestone relating to the offering of the Shares as provided in
Section 3 hereof; provided, however, that neither the Company nor the Bank shall pay or reimburse Milestone for any of the foregoing expenses accrued after
Milestone, the Company, the Bank or the MHC shall have notified the non-terminating party of its election to terminate this Agreement pursuant to
Section 11 hereof or after such time as the Company or the Bank shall have given notice in accordance with Section 12 hereof that Milestone is in breach of this Agreement.

         7. Conditions of Milestone's Obligations. Except as may be waived by Milestone, the obligations of Milestone as provided herein shall be subject to the accuracy of the representations and warranties contained in Section 2 hereof as of the date hereof and as of the Closing Date, to the performance by the Company and the Bank of their obligations hereunder and to the following conditions:

(a) At the Closing Date, Milestone shall receive the favorable opinion of Malizia, Spidi & Fisch, PC, special counsel for the Company, the Bank and the MHC, dated the Closing Date, addressed to Milestone, in form and substance reasonably satisfactory to Milestone to the effect that:

(i) The Company is a corporation in existence under the laws of the United States, the Bank is a stock savings bank in existence under the laws of the United States, and the MHC is a federal mutual holding company in existence under the laws of the United States, each having the corporate power to execute, deliver-and perform its respective obligations under this Agreement and to carry on its business as now conducted and as described in the Prospectus;

(ii) The Bank is a member of the Federal Home Loan Bank of New York, and the deposit accounts of the Bank are insured by the SAIF up to the applicable legal limits;

(iii)To such counsel's knowledge, the activities of the MHC and the Company as described in the Prospectus comply, in all material respects, with applicable federal law.

(iv) The Company has authorized capital stock as set forth in the Registration Statement and the Prospectus;

(v) The Company has authorized the issuance and sale of the Shares by all necessary corporate action; the Shares will be validly issued, fully paid, nonassessable and, except as disclosed in the Prospectus, free of preemptive rights; and purchasers of the Shares from the Company, upon issuance thereof against payment therefor, will acquire such Shares free and clear of all claims, encumbrances, security interests and liens created by the Company;

(vi) The form of certificate used to evidence the Shares is in proper form and complies in all material respects with the applicable requirements of United States law and the regulations of the Office of Thrift Supervision;

(vii)No consent, approval, authorization or other action by, or filing or registration with, any governmental agency is required to be obtained or made by the Company, the Bank or the MHC for the execution and delivery of this Agreement or the issuance of the Shares except as may be required under the "blue sky" laws of various jurisdictions;

(viii) The Company, the Bank and the MHC have authorized the execution, delivery and performance of this Agreement by all necessary corporate action;

(ix) The statements in the Prospectus under the captions "Dividend Policy," "Regulation," "Taxation," "Description of Capital Stock," and "Restrictions on Acquisition of American Financial Group, Inc." insofar as they are, or refer to, statements of law or legal conclusions (excluding financial data included therein or omitted therefrom, as to which an opinion need not be expressed), are accurate in all material respects;

(x) The Registration Statement and the Prospectus, in each case as amended or supplemented, comply as to form in all material respects with the requirements of the Act, the SEC Regulations, the HOLA and the OTS Regulations, as the case may be (except as to information with respect to Milestone included therein and financial statements, notes to financial statements, financial tables and other financial and statistical data, including the appraisal, included therein or omitted therefrom, as to which no opinion need be expressed);

(xi) The Prospectus has been authorized for use by the Office of Thrift Supervision; the Registration Statement and any post-effective amendment thereto has been declared effective by the Commission; no proceedings are pending by or before the Commission or the Office of Thrift Supervision seeking to revoke or rescind the orders declaring the Registration Statement effective or, to such counsel's knowledge, are contemplated or threatened (provided that for this purpose such counsel need not regard any litigation or governmental procedure to be "threatened" unless the potential litigant or government authority has manifested to the management of the Company, the Bank or the MHC, or to such counsel, a present intention to initiate such litigation or proceeding);

(xii)The execution and delivery of this Agreement by the Company, the Bank and the MHC do not violate any provision of the charter or bylaws of the Company, the Bank or the MHC, except where such violations would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise.

(xiii) To such counsel's knowledge, the Company, the Bank and the MHC, have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their respective businesses as such businesses are described in the Prospectus; to such counsel's knowledge, all such licenses, permits and other governmental authorizations are in full force and effect, except where the failure to hold such licenses, permits or governmental authorizations or the failure to so comply would not have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise;

(xiv)There is no action, suit, proceeding, inquiry or investigation before or by any court or governmental agency or body, now pending or, to such counsel's knowledge, threatened, against either the Company, the Bank or the MHC which individually, or in the aggregate, would have a material adverse effect on the Company, the Bank or the MHC, considered as one enterprise;

(xv) This Agreement has been duly executed and delivered by the Company, the Bank and the MHC and is enforceable against the Company, the Bank and the MHC (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions or their holding companies or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent that the provisions of Sections 8 and 9 of this Agreement may be unenforceable as against public policy or pursuant to Section 23A);

(xvi)To such counsel's knowledge, the execution and delivery of this Agreement by the Company, the Bank and the MHC does not constitute a breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to any right of termination, cancellation or acceleration contained in, or result in the creation or imposition of any lien, charge or other encumbrance upon any of the properties or assets of the Company, the Bank or the MHC pursuant to any of the terms, provisions or conditions of, any material agreement, contract, indenture, bond, debenture, note, instrument or obligation to which the Company, the Bank or the MHC are a party or violate any governmental license or permit or any enforceable published law, administrative regulation or order or court order, writ, injunction or decree (except as may be required under the "blue sky" laws as to which no opinion need be expressed), which breach, default, encumbrance or violation would have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise; and

(xvii) To such counsel's knowledge, neither the Bank, the Company nor the MHC is in violation of their respective charter or bylaws.

         In rendering such opinion, such counsel may rely as to matters of fact on certificates of officers and directors of the Company, the Bank and the MHC and certificates of public officials delivered pursuant to this Agreement. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than the Company, the Bank and the MHC. Such opinion may be limited to present statutes, regulations and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement them should the present laws be changed by legislative or regulatory action, judicial decision or otherwise; and such counsel need express no view, opinion or belief with respect to whether any proposed or pending legislation, if enacted, or any regulations or any policy statements issued by any regulatory agency, whether or not promulgated pursuant to any such legislation, would affect the validity of the execution and delivery by the Company, the Bank and the MHC of this Agreement or the issuance of the Shares. Further, in rendering such opinions, Malizia Spidi & Fisch, PC may rely on the opinion of Crowe Chizek and Company LLC with respect to any matter of New Jersey tax law.

(b) At the Closing Date, Milestone shall receive the letter of Malizia Spidi & Fisch, PC, special counsel for the Company and the Bank, dated the Closing Date, addressed to Milestone, in form and substance reasonably satisfactory to Milestone and to the effect that: based on such counsel's participation in conferences with representatives of the Company, the Bank, the independent appraiser, the independent certified public accountants, Milestone and its counsel, review of documents and understanding of applicable law (including the requirements of Form SB-2 and the form of the Registration

     Statement contemplated thereby) and the experience such counsel has gained in its practice under the Act, nothing has come to such counsel's attention that would lead it to believe that the Registration Statement, as amended (except as to information in respect of Milestone contained therein and except as to the appraisal, financial statements, notes to financial statements, financial tables and other financial and statistical data contained therein or omitted therefrom, as to which such counsel need express no comment), at the time it became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, not misleading, or that .the Prospectus, as amended or supplemented (except as to information in respect of Milestone contained therein and except as to the appraisal, financial statements, notes to financial statements, financial tables and other financial and statistical data contained therein or omitted therefrom as to which such counsel need express no comment), at the time the Prospectus was filed with the Commission under Rule 424(b), and at the Closing Date, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (in making this statement such counsel may state that it has not undertaken to verify independently the information in the Registration Statement or Prospectus and, therefore, does not assume any responsibility for the accuracy or completeness thereof).

(c) Counsel for Milestone shall have been furnished such documents as they reasonably may require for the purpose of enabling them to review or pass upon the matters required by Milestone, and for the purpose of evidencing the accuracy, completeness or satisfaction of any of the representations, warranties or conditions contained in this Agreement, including but not limited to, resolutions of the Boards of Directors of the Company, the Bank and the MHC regarding the authorization, execution and delivery of this Agreement and the transactions contemplated by this Agreement.

(d)  Prior to and at the Closing Date, in the  reasonable  opinion of Milestone,
     (i) there shall have been no material adverse change in the condition (financial or otherwise), business or results of operations of the Company, the Bank and the MHC, considered as one enterprise, since the latest date as of which information is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no transaction entered into by the Company, the Bank or the MHC after the latest date as of which the financial condition of the Company, the Bank or the MHC, is set forth in the Prospectus other than transactions referred to or contemplated therein, transactions in the ordinary course of business, and transactions which are not material to the Company, the Bank and the MHC, considered as one enterprise, (iii) none of the Company, the Bank or the MHC shall have received from any governmental authority any direction (oral or written) to make any change in the method of conducting their respective businesses which is material to the business of the Company, the Bank and the MHC, considered as one enterprise, with which they have not complied; (iv) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or threatened against the Company, the Bank or the MHC, affecting any of their respective assets, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the Company, the Bank and the MHC, considered as one enterprise; and (v) the Shares shall have been qualified or registered for offering and sale by the Company under the "blue sky" laws of such jurisdictions as Milestone and the Company shall have agreed upon.

(e) At the Closing Date, Milestone shall receive a certificate of the principal executive officer and the principal financial officer or his designee, which designee shall be an executive officer, of each of the Company, the Bank and the MHC dated the Closing Date, to the effect that: (i) they have examined the Prospectus and, at the time the Registration Statement was declared effective by the Commission and at the time the Prospectus was authorized by the Office of Thrift Supervision for use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Company, the Bank or the MHC; (ii) since the date the Registration Statement was declared effective by the Commission and since the date the Prospectus became authorized by the Office of Thrift Supervision for use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the business, condition (financial or otherwise) or results of operations of the Company, the Bank or the MHC and the conditions set forth in clauses (ii) through (v) inclusive of subsection (d) of this Section 7 have been satisfied; (iii) no order has been issued by the Commission or the Office of Thrift Supervision to suspend the Offering or the effectiveness of the Prospectus, and no action for such purposes has been instituted or, to the knowledge of such officers, threatened by the Commission or the Office of Thrift Supervision; and (iv) all of the representations and warranties contained in Section 2 of this Agreement are true and correct, with the same force and effect as though expressly made on the Closing Date.

(f) At the Closing Date, Milestone shall receive, among other documents, (i) copies of the letters from the Office of Thrift Supervision authorizing the use of the Prospectus; (ii) a copy of the order of the Commission declaring the Registration Statement effective; (iii) a certified copy of the Bank's Stock Charter, the Company's Charter, and the MHC's Charter, each as executed by the Office of Thrift Supervision; (iv) a copy of the certificate from the FDIC certifying to the insured status by the Bank; and
     (v) copy of the letter from FHLB of New York evidencing the Bank's membership therein.

(g) Concurrently with the execution of this Agreement, Milestone shall receive a letter from Crowe Chizek and Company LLC, independent certified public accountants, addressed to Milestone, the Company, the Bank and the MHC, in substance and form satisfactory to Milestone, containing statements and information of the type customarily included in accountants' "comfort letters" with respect to the financial statements of the Bank and certain other financial information contained in the Registration Statement Prospectus.

(h) At the Closing Date, Milestone shall receive a letter in form and substance satisfactory to Milestone from Crowe Chizek and Company LLC, independent certified public accountants, dated the Closing Date and addressed to Milestone, the Company, the Bank and the MHC, reaffirming the statements made by them in the letter delivered by them pursuant- to the preceding subsection as of a specified date not more than three (3) business days prior to the Closing Date.

         All such opinions, certificates, letters and documents shall be in compliance with the provisions hereof only if they are, in the reasonable opinion of Milestone and its counsel, satisfactory to Milestone. Any certificates signed by an officer or director of the Company, the Bank or the MHC prepared for Milestone's reliance and delivered to Milestone or to counsel for Milestone shall be deemed a representation and warranty by the Company, the Bank and the MHC to Milestone as to the statements made therein. If any condition to Milestone's obligations hereunder to be fulfilled prior to or at the Closing Date is not so fulfilled, Milestone may terminate this Agreement or, if Milestone so elects, may waive in writing any such conditions which have not been fulfilled, or may extend the time of their fulfillment. If Milestone terminates this Agreement as aforesaid, the Company, the Bank and the MHC shall reimburse Milestone for its expenses as provided in Section 3 hereof.

     8. Indemnification.

(a) The Company, the Bank and the MHC jointly and severally agree to indemnify and hold harmless Milestone and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective officers, directors, employees and agents and each person, if any, who controls Milestone within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act (Milestone and each such person being a "Milestone Indemnified Party"), against any and all loss, liability, claim, damage and expense whatsoever and shall further promptly reimburse such persons for any legal or other expenses reasonably incurred by each or any of them in investigating, preparing to defend or defending against any such action, proceeding or claim (whether commenced or threatened) arising out of or based upon (i) any misrepresentation by the Company, the Bank or the MHC in this Agreement or any breach of warranty by the Company, the Bank or the MHC with respect to this Agreement or (ii) any untrue or alleged untrue statement of a material fact or the omission or alleged omission of a material fact required to be stated or necessary to make not misleading any statements contained in the (A) Registration Statement or the Prospectus, or (B) any application or other document or communication prepared or executed on behalf of the Company to qualify the Shares under the securities laws of any jurisdiction, (an "Application") unless such statement or omission was made in reliance upon and in conformity with information furnished to the Company with respect to Milestone by or on behalf of Milestone expressly for use in the Prospectus or in any such Application, as the case may be; provided, however, that this indemnification agreement will not apply to any loss, liability, claim, damage or expense found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily from the willful misconduct or gross negligence of Milestone or any other party who may otherwise be entitled to indemnification pursuant to this
     Section 8(a). This indemnity shall be in addition to any liability the Company, the Bank and the MHC may otherwise have to Milestone.

(b) The Company, the Bank and the MHC shall indemnify and hold harmless Milestone and its affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) and their respective officers, directors, employees and agents and each person, if any, who controls Milestone within the meaning of Section 15 of the Act or Section 20(a) of the Exchange Act for any liability whatsoever arising out of (i) the allocation instructions or (ii) any records of account holders and depositors of the Bank delivered to Milestone by the Bank or its agents for use during the Offering; provided, however, that this indemnification agreement will not apply to any loss, liability, claim, damage or expense found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted principally and directly from the willful misconduct or gross negligence of Milestone or any other party who may otherwise be entitled to indemnification pursuant to this Section 8(b). This indemnity shall be in addition to any liability the Company, the Bank and the MHC may otherwise have to Milestone.

(c) Milestone agrees to indemnify and hold harmless the Company, the Bank and the MHC, their officers, directors and employees and each person, if any, who controls the Company, the Bank or the MHC, within the meaning of
     Section 15 of the Act or Section 20(a) of the Exchange Act, to the same extent as the foregoing indemnity from the Company, the Bank and the MHC to Milestone, but only with respect to (i) statements or omissions, if any, made in the Prospectus or any amendment or supplement thereof, or to a purchaser of the Shares in reliance upon, and in conformity with, written information furnished to the Company, the Bank or the MHC with respect to Milestone by Milestone expressly for use in the Prospectus, which the Company, the Bank and the MHC acknowledge appears only in the section captioned "The Stock Offering - Plan of Distribution/Marketing Arrangements"; (ii) any misrepresentation by Milestone in Section 2(b) of this Agreement; or (iii) any liability of the Company, the Bank or the MHC which is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted principally and directly from gross negligence, bad faith or willful misconduct of Milestone.

(d) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 8. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with the other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than the reasonable cost of investigation except as otherwise provided herein. In the event the indemnifying party elects to assume the defense of any such action and retain counsel acceptable to the indemnified party, the indemnified party may retain additional counsel, but shall bear the fees and expenses of such counsel unless (i) the indemnifying party shall have specifically authorized the indemnified party to retain such counsel or (ii) the parties to such suit include such indemnifying party and the indemnified party, and such indemnified party shall have been advised by counsel that one or more material legal defenses may be available to the indemnified party which may not be available to the indemnifying party, in which case the indemnifying party shall not be entitled to assume the defense of such suit notwithstanding the indemnifying party's obligation to bear the fees and expenses of such counsel. An indemnifying party against whom indemnity may be sought shall not be liable to indemnify an indemnified party under this
     Section 8 if any settlement of any such action is effected without such indemnifying party's consent. To the extent required by law, this Section 8 is subject to and limited by the provisions of Section 23A.

(e) The Company, the Bank and the MHC each agree that without Milestone's prior written consent, which shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provisions of this Agreement (in which Milestone or any other Milestone Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes and unconditional release of each Milestone Indemnified Party from all liability arising out of such claim, action or proceeding.

(f) In the event that a Milestone Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company, the Bank and/or the MHC in which such Milestone Indemnified Party is not named as a defendant, the Company agrees to promptly reimburse Milestone on a monthly basis for all expenses incurred by it in connection with such Milestone Indemnified Party's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel. In addition to any reimbursed fees, expenses or costs outlined hereunder, Milestone shall also receive from the Company cash compensation of $2,000.00 per person, per day, plus reasonable out-of-pocket expenses and costs should Milestone be required to provide testimony in any formal or informal proceeding regarding the Company.

(g) If multiple claims are brought with respect to at least one of which indemnification is permitted under applicable law and provided for under this Agreement, the Company agrees that any judgment or arbitrate award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the judgment or arbitrate award expressly states that it, or any portion thereof, is based solely on a claim as to which indemnification is not available.

         9.   Contribution.   In  order  to  provide  for  just  and   equitable
contribution in circumstances in which the indemnity  agreement  provided for in
Section 8 above is for any reason held to be unavailable to Milestone, the Company, the Bank and/or the MHC other than in accordance with its terms, the Company, the Bank or the MHC and Milestone shall contribute to the aggregate losses, liabilities, claims, damages, and expenses of the nature contemplated by said indemnity agreement incurred by the Company, the Bank or the MHC and Milestone (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the

Bank or the MHC, on the one hand, and Milestone, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is for any reason unenforceable, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Company, the Bank or the MHC, on the one hand, and Milestone, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative benefits received by the Company, the Bank or the MHC, on the one hand, and Milestone, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the Offerings received by the Company, the Bank and the MHC bear to the total fees and expenses received by Milestone under this Agreement. The relative fault of the Company, the Bank or the MHC, on the one hand, and Milestone, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Bank or the MHC or by Milestone and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company, the Bank and the MHC and Milestone agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 9, Milestone shall not be required to contribute any amount in excess of the amount by which fees owed Milestone pursuant to this Agreement exceeds the amount of any damages which Milestone has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. To the extent required by law, this Section 9 is subject to and limited by the provisions of Section 23A.

         10. Survival of Agreements, Representations and Indemnities. The respective indemnities of the Company, the Bank and the MHC and Milestone and the representations and warranties of the Company, the Bank and the MHC and of Milestone set forth in or made pursuant to this Agreement shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of Milestone or the Company, the Bank or the MHC, or any controlling person or indemnified party referred to in Section 8 hereof, and shall survive any termination or consummation of this Agreement and/or the issuance of the Shares, and any legal representative of Milestone, the Company, the Bank and the MHC, and any such controlling persons shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

         11. Termination. The Company, the Bank, the MHC, or Milestone may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

(a) If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Company's, the Bank's, the MHC's or Milestone's reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the New York Stock Exchange or the Nasdaq Stock Market shall have suspended; or if the United States shall have become involved in a war or major hostilities other than as existing at the time this Agreement becomes effective; or if a general banking moratorium has been declared by a state or federal authority which has material effect on the Bank; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the capitalization, financial condition or business of the Company, the Bank or the MHC, or if there shall have been a material adverse change in the business of Milestone such that Milestone cannot perform its obligations as contemplated by this Agreement, or if the Company, the Bank or the MHC shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or if there shall have been a material adverse change in the condition, financial or otherwise, or prospects of the Company, the Bank or the MHC, considered as one enterprise.

(b) If the Company, the Bank, the MHC or Milestone elects to terminate this Agreement as provided in this Section, the party electing to terminate the Agreement shall promptly notify the non-terminating party by telephone or telegram, confirmed by letter.

(c) If this Agreement is terminated by Milestone for any of the reasons set forth in subsection (a) above, and to fulfill their obligations, if any, pursuant to Sections 3, 6, 8(a) and 9 of this Agreement and upon demand, the Company, the Bank and the MHC, shall pay Milestone the full amount so owing thereunder.

(d) If this Agreement is terminated by the Company, the Bank or the MHC or any of the reasons set forth in subsection (a) above, and, to fulfill their obligations, if any, pursuant to Sections 8(c) and 9 of this Agreement, and upon demand, Milestone shall pay the Company, the Bank or the MHC the full amount so owing thereunder.

         12. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to Milestone shall be mailed, delivered or faxed and confirmed to Milestone Advisors, LLC, 750 Seventeenth Street, NW, Suite 1050, Washington, D.C., 20006, Attention: Richard Buckner (with a copy to Bracewell & Patterson, L.L.P., 711 Louisiana, Suite 2900, Houston, Texas 77002, Attention: Sanford M. Brown, Esq.) and if sent to the Company, the Bank or the MHC shall be mailed, delivered or faxed and confirmed to American Savings Bank, 365 Broad Street, Bloomfield, New Jersey 07003, Attention: Joseph Kliminski, President and Chief Executive Officer of the Company, the Bank and the MHC (with a copy to Malizia Spidi & Fisch, PC, 1100 New York Avenue, NW, Suite 340 West, Washington, D.C. 20005, Attention: Samuel
J. Malizia, Esq.).

         13. Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, Milestone, the Company, the Bank and the MHC, and the controlling and other persons referred to in Section 8 hereof, and their respective successors, legal. representatives and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained.

         14. Governing Law. Unless preempted by federal law, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware.

         15. Counterparts and Definitions. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument. Any initially capitalized terms not defined herein shall have the meanings ascribed thereto in the Prospectus.

         16. Amendment. This Agreement may be amended at any time only by a writing signed by all of the parties hereto.



                            [Signature Page Follows]

         Please acknowledge your agreement to the foregoing as of the date above written by signing below and returning to the Company one copy of this letter.


ASB HOLDING COMPANY                            AMERICAN SAVINGS BANK OF NJ





By:   /s/Joseph Kliminski                      By:   /s/Joseph Kliminski
   ----------------------------------------          --------------------------------------
      Joseph Kliminski                               Joseph Kliminski
      President and Chief Executive Officer          President and Chief Executive Officer


AMERICAN SAVINGS, MHC






By:   -------------------------------------
      Joseph Kliminski
      President and Chief Executive Officer



Agreed to and accepted:


MILESTONE ADVISORS, LLC



By:
      -------------------------------------
      Managing Director


                                    EXHIBIT A
                                    ---------

         Milestone   Advisors,   LLC  is  a  registered  selling  agent  in  the
jurisdictions listed below:



                Arizona                           Massachusetts
                California                        New Jersey
                Connecticut                       New York
                District of Columbia              North Carolina
                Florida                           Ohio (pending)
                Illinois (pending)                Pennsylvania
                Maryland (pending)                South Carolina